Exhibit 3.3
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
QUICKSILVER GAS SERVICES GP LLC
     The undersigned, an Authorized Person of Quicksilver Gas Services GP LLC, a Delaware limited liability company (the “Company”), does hereby submit the following Certificate of Amendment to the Certificate of Formation of the Company, effective as of October 4, 2010:
ARTICLE I
     The name of the Company is Quicksilver Gas Services GP LLC.
ARTICLE II
     Article One of the Company’s Certificate of Formation is hereby deleted and amended to read in its entirety as follows:
“ARTICLE ONE
The name of the limited liability company is Crestwood Gas Services GP LLC.”
     IN WITNESS WHEREOF, the undersigned has executed this certificate effective as of the date set forth above.

CRESTWOOD GAS SERVICES GP LLC
By:	/s/ Bill Manias
	Name:	William G. Manias
	Title:	Chief Financial Officer and Secretary